Exhibit T3A.4

FILE COPY

CERTIFICATE OF INCORPORATION

OF A PRIVATE LIMITED COMPANY

Company No. 3772278

The Registrar of Companies for England and Wales hereby certifies that ENIGMA CREATIVE CONSULTANTS LIMITED is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 18th May 1999

HC007B